                                                                EXHIBIT 10.13

                                  [FORM OF]
                               ADVISORY AGREEMENT

     THIS ADVISORY AGREEMENT ("Agreement"), dated as of ______ __, 1998, by and between LASALLE HOTEL PROPERTIES, a Maryland real estate investment trust (the "Company"), and LASALLE HOTEL ADVISORS, INC., a Maryland corporation (the "Advisor").

     WHEREAS, the Company through its interest in LaSalle Hotel Operating Partnership, L.P. (the "Operating Partnership") is in the business of acquiring, developing, managing, owning and disposing of hotels (the "Hotels") and leasing the Hotels to qualified lessees (the "Lessees") pursuant to participating leases (the "Leases") (for purposes hereof unless the context otherwise requires, the term "Company" shall include the Company and the Operating Partnership); and

     WHEREAS, the Company intends to qualify as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Company desires to retain the services of the Advisor with respect to the acquisition, leasing, investment management, financing, ownership and disposition of the Hotels, and to provide certain services to the Company in connection with such Hotels and Leases on the terms set forth herein and consistent with the Company's initial and continued qualification and operation in accordance with all requirements applicable to a REIT; and

     WHEREAS, the Advisor is willing to provide such services to the Company on the terms set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. APPOINTMENT OF ADVISOR. The Company hereby retains the Advisor on the terms hereinafter set forth, and the Advisor hereby accepts such appointment.

     2. DUTIES OF ADVISOR. The Advisor shall perform the following activities consistent with the Company's stated policy of maximizing current returns to shareholders through increases in cash available for distribution and to increase long term total returns to shareholders through appreciation in the value of its common shares, subject to the direction and supervision of the Company's Board of Trustees:

                    (i) identify, negotiate, review and analyze a continuing and suitable investment program of Hotel acquisitions and developments, consistent with the investment policies and objectives of the Company and consistent with the Company's Declaration of Trust;

                    (ii) cause the Company to perform its responsibilities and enforce its rights under the Leases so as to increase lease income and enhance the Hotels' values;

                    (iii) identify Hotels for sale consistent with the Company's investment objectives and prevailing economic conditions and retain investment banks, brokers or other intermediaries to market for sale such Hotels;

                    (iv) advise the Company in connection with its financing strategy including assisting the Company in the negotiation of any borrowings which the Company may seek to incur;

                    (v) maintain or cause to be maintained, on behalf of the Company, such books and records of account concerning the Company, the Operating Partnership and the Hotels as are necessary for the proper management and control of the assets of the Company, in accordance with generally accepted accounting practices;

                    (vi) take all actions necessary to enable the Company to comply with and abide by in all material respects all applicable laws and regulations;

                    (vii) administer the day-to-day operations and perform all necessary and reasonable administrative and "back office" functions with respect to the Company, the Operating Partnership, the Hotels and the Leases, including, but not limited to, collecting rents, paying debts, depositing funds and investing funds in a manner consistent with the Company's policies;

                    (viii) assist the Company in preparing reports to, and meeting materials for, the Company and its shareholders;

                    (ix) prepare and deliver to the Company quarterly financial statements within forty-five (45) days of the end of each fiscal quarter, year end financial statements within ninety (90) days of the end of the Company's fiscal year and such schedules, reports summaries and other information regarding the Company's portfolio as may be requested by the Company from time to time;

                    (x) oversee investment due diligence and provide research and economic and statistical data to support the Company's investment program and strategies;

                    (xi) retain and oversee third parties hired to conduct and provide services to the Company such as development management, project management, design, construction, investment banking services, property disposition brokerage services, legal, independent accounting and auditing services (including, without limitation, such reports and returns as may be required by any governmental authority in connection with the ordinary conduct of the Company's business, such as the Securities and Exchange Commission and the Internal Revenue Service, and any state and local securities commissions and taxing authorities) and providing tax reviews and advice, feasibility studies or appraisals, engineering, or environmental property inspections and consulting services. Such services may be provided by Affiliates of the Advisor (as defined below) provided such Affiliates charge the Company no more than the fair market value for such services and such services are approved by a majority of the Company's Board of Trustees, including, a majority of the Independent Trustees; it being understood that certain Affiliates of the Advisor will provide certain "back office" services such as accounting, human resources, and review of external consultant reports, as part of the services to be performed by the Advisor, without additional charge to the Company. For purposes of this Agreement, "Independent Trustee" shall mean a trustee who, on the date at issue, is currently serving on the Board of Trustees and is "independent" as determined by application of the rules and regulations of the New York Stock Exchange. For purposes of this Agreement, "Affiliate" means any company or other entity owned or controlled, directly or indirectly, by LaSalle Partners Incorporated;

                    (xii) manage the Company's short-term investments, including the acquisition and sale of money market instruments in accordance with the Company's policies; and

                    (xiii) take such other actions and render such other services as may reasonably be requested by the Company consistent with the purpose of this Agreement.

     3. ADVISOR'S RESOURCES. The Advisor shall, at its expense, maintain such office space, facilities, equipment and personnel trained and experienced in the business of acquisitions, financing, investment management and hotel leasing sufficient to enable the Advisor to fulfill its obligations under this Agreement and shall provide, at its expense, administrative personnel as necessary to provide the services herein. The Advisor shall utilize its Affiliates or unrelated third parties as necessary to supplement such resources performing the services required by this Agreement.

     4. PAYMENT OF EXPENSES. Except as set forth below, in consideration of the compensation provided under paragraph 5, the Advisor shall bear all expenses attributable to the management services to be provided by the Advisor to the Company hereunder including providing the resources required by paragraph 3 above, without separate reimbursement from the Company. The Advisor, however, shall be reimbursed by the Company for any amounts the Advisor expends to pay fees and expenses of third parties providing services to the Company set forth in paragraph 2(xi) above (including Affiliates providing services in accordance with 2(xi) above), all other costs and expenses of third parties relating to the Company's operations, including costs and expenses of acquiring, owning, protecting, insuring, maintaining and disposing of the Company's investments, cost and expenses connected with dividends, interest or other distributions, transfer agents and registrar fees, costs and expenses associated with investor relations, costs and expenses associated with the continuous reporting and other requirements of governmental bodies or agencies, including dissemination of materials to shareholders, or such other costs and expenses as approved by a majority of the Company's Board of Trustees, including a majority of the Company's Independent Trustees.

     5.  COMPENSATION.

     (a) The Operating Partnership shall pay to the Advisor in cash a base fee (the "Base Fee"), at the following percentages of annual Net Operating Income as defined below ("NOI"):


       Incremental NOI of Company                                 Base Fee %
------------------------------------------        -----------------------------------------
From                 up to but excluding
------------------  ----------------------
     0                        $100,000,000                                             5.0%
$100,000,000                  $225,000,000        an additional 4.8% on such increment
$225,000,000                  $350,000,000        an additional 4.6% on such increment
$350,000,000                  $475,000,000        an additional 4.4% on such increment
$475,000,000                  $600,000,000        an additional 4.2% on such increment
$600,000,000 and any excess                       an additional 4.0% on such increment

For purposes of this Agreement, NOI for any period shall mean total revenues (excluding gains or losses from the sale of Company assets, or any refinancings thereof) applicable to such period, less the operating expenses applicable to such period (excluding advisory fees payable hereunder to the Advisor, and excluding amounts attributable to depreciation and amortization, or reserves for bad debts or other similar non-cash items or reserves) after adjustment for unconsolidated partnerships and joint ventures and before adjustment for minority interest in the Operating Partnership.

     The Base Fee shall be payable quarterly on an estimated basis, in arrears within 45 days of the end of each fiscal quarter. Within ten days after the Company has received its audited financial statements for the prior year, the Company shall make a final determination of the Base Fee for such prior year, and the Operating Partnership shall pay any deficiency or deduct any over-payment made to the Advisor for such year from the next payment or payments due to the Advisor pursuant to this Agreement.

     (b)(i) For the calendar year ending December 31, 1998, the Operating Partnership shall pay the Advisor in arrears an incentive fee (the "1998 Incentive Fee") in an amount equal to 25% of the product of (A) the amount by which the "FFO per Share Amount" (as defined below), calculated on a pro forma basis as if the IPO had occurred on January 1, 1998, exceeds a growth rate of 7% per annum of the FFO per Share Amount for the calendar year ended December 31, 1997, calculated on a pro forma basis as if the IPO had occurred on January 1, 1997 and (B) the Shares Outstanding (as defined below) for the calendar year ending December 31, 1998. The 1998 Incentive Fee calculation shall be pro rated based upon the number of days remaining in calendar 1998 from the date of the IPO.

     (ii) For the calendar year ending December 31, 1999, the Operating Partnership shall pay the Advisor in arrears an incentive fee (the "1999 Incentive Fee") in an amount equal to 25% of the product of (A) the amount by which the FFO per Share Amount, for calendar year 1999 exceeds a growth rate of 7% per annum by the FFO per Share Amount for the calendar year ended December 31, 1998, calculated on a pro forma basis as if the IPO had occurred on January 1, 1998 and (B) the Shares Outstanding for the calendar year ending December 31, 1999.

     (iii) Thereafter, the Operating Partnership shall pay to the Advisor annually in arrears an incentive fee (the "the Incentive Fee") in an amount equal to 25% of the product of (A) the amount by which the FFO per Share Amount for the calendar year then ended (the "Measurement Year") exceeds a growth rate of 7% per annum of the FFO per Share Amount for the prior calendar year and (B) the Shares Outstanding for the Measurement Year. The Incentive Fee shall be deemed to have been earned as of the end of the Management Year and shall be paid as set forth below upon determination of the FFO per share for the Management Year. For fees payable for any year in which fees are not payable for the entire calendar year, the fees shall be calculated as if this Agreement had been in effect for the entire year, but shall be pro rated and payable for only that portion of the year this Agreement was in effect.

     For purposes of this Agreement, "Funds from Operations" shall mean the Company's net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds from Operations on the same basis.

     "FFO per Share Amount" means an amount equal to the Funds from Operations divided by the Shares Outstanding.

     "Shares Outstanding" means, for purposes of calculating the FFO per Share Amount, the weighted average number of shares of beneficial interests of the Company (the "Shares") outstanding (as determined by GAAP), including any beneficial interests in the Operating Partnership (the "Units"), for the period such calculation is made; provided, however, that appropriate equitable adjustments shall be made when calculating the FFO per Share Amount in the event of any extraordinary transactions such as stock splits, stock dividends, etc.

     Payment of the Incentive Fee shall be made by the Operating Partnership, at the option of the Advisor, in Shares or Units (with one Unit convertible into one Share) unless and to the extent, receipt of Shares would adversely affect the Company's status as a REIT, in which such event the Advisor shall receive Units. The number of Shares or Units shall be the nearest whole number of Shares or Units, as the case may be, obtained by dividing the Incentive Fee by the average closing price of the Shares on the New York Stock Exchange (or such other exchange or national market system on which the Shares are then traded) for the Measurement Year. Any such Shares or Units shall not be transferable, other than to Affiliates of the Advisor, except by operation of law for a period of one year from the date of issuance.

     (c) Notwithstanding anything herein to the contrary, for the year ending December 31, 1998 the sum of the Base Fee and the 1998 Incentive Fee shall not exceed 6% of the Company's pro forma NOI for the calendar year 1998 with such calculation pro rated as if the calendar year 1998 began on the date of the IPO.

     (d) The Company shall purchase Officers and Trustees (or Directors) insurance in reasonably acceptable and customary levels for the Officers and Trustees of the Company and Officers and Directors of the Advisor. Such policy shall constitute primary coverage for the individuals covered thereby for their activities relating to the Company and the Advisor.

     (e) Nothing in this Agreement shall preclude or restrict the Company from the direct acquisition of Hotels or the negotiation and execution of Leases without the assistance of the Advisor.

     6. REIT STATUS. Notwithstanding anything in this Agreement to the contrary, the Advisor shall not take any action which would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended or (c) violate any law, rule, regulation or policy of any governmental body or agency having jurisdiction over the Company or otherwise prohibited by the Company's Declaration of Trust, its Bylaws or resolutions of the Board of Trustees all as in effect from time to time. In the event the Company authorizes or directs the Advisor to take any actions which, in the judgment of the Advisor would violate any of the foregoing, the Advisor shall so advise the Company in writing specifying the basis for its position and shall take no further action with respect to such matters unless and until it receives clarification and instructions from the Board of Trustees.

     7.  LIMITATION OF LIABILITY AND INDEMNIFICATION OF ADVISOR.

     7.1  Limitation on Liability.
          -----------------------

     The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendation of the Advisor. The Advisor, except by reason of its own gross negligence, bad faith or willful misconduct, shall not be liable for any action taken, omitted or suffered to be taken by it in good faith and believed by it to be authorized or within its discretion or rights or powers conferred upon it by this Agreement or in reliance upon the written opinion of counsel of recognized expertise.

     7.2  Indemnification.
          ---------------

     (a) The Company shall reimburse, indemnify and hold harmless the Advisor and its partners, directors, officers, stockholders, agents and employees and each other person or entity, if any, controlling the Advisor (an "Indemnified Party"), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omission of the Advisor (including ordinary negligence) in its capacity as such, except with respect to losses, claims, damages or liabilities with respect to or arising out of the Advisor's gross negligence, bad faith or willful misconduct.

     Notwithstanding the indemnification provisions in Section 7.2(a) above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws associated with the offer and sale of Company shares. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either
(i) approves the settlement and finds that indemnification of the settlement and related costs should be made; or (ii) approves indemnification of litigation costs if a successful defense is made. If indemnification is unavailable as a result of this Section 7.2(a), the Company shall contribute to the aggregate losses, claims, damages or liabilities to which the Advisor or its partners, officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand and the relative faults of the Company and party seeking contribution on the other, as well as any other relevant equitable considerations.

     (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company, notify the Company in writing of the commencement thereof; but the omission to so notify the Company shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 7.2. In case any such action shall be brought against an Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the Company to such Indemnified Party of its election to assume the defense thereof, the Company shall not be liable to such Indemnified Party under Section 7.2(a) hereof for any legal expenses of other counsel or any of the expenses, in each case subsequently incurred by such Indemnified Party, unless (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

     The obligations of the Company under this Section 7.2 shall be in addition to any liability which the Company otherwise may have.

     8. BOOKS AND RECORDS. All books and records compiled by the Advisor in the course of discharging its responsibilities under this Agreement shall be the property of the Company and shall be delivered by the Advisor to the Company immediately upon any termination of this Agreement and regardless of the grounds for such termination (including, but not limited to, a breach by the Company of this Agreement); provided, however, that the Advisor shall have reasonable access to such books and records to the extent reasonably necessary in connection with the conduct of its services hereunder. The Advisor shall not maintain or assert any lien against or upon any of the books and records and all such books and records concerning the Hotels and/or the Leases. If requested by the Company, the Advisor shall maintain records including, but not limited to
(a) pro-rated costs (including salaries, commissions, bonuses and benefits) of personnel employed by the Advisor and who are involved in the acquisition, and administrative process related to the acquisitions of Hotels which are identified by the Advisor and acquired by the Company during the term of this Agreement (the "Acquisition Process"); (b) all costs of fees, taxes and assessments applicable to the Acquisition Process; (c) travel, lodging and entertainment expenses related to the Acquisition Process and (d) other general and administrative expenses, including expenses for administrative personnel relating to the Acquisition Process;

     9.  TERM AND TERMINATION.

     (a) This Agreement shall become effective upon the successful completion of the Company's IPO and shall continue through December 31, 1999 and shall be automatically extended for successive one year terms thereafter without further action by either the Company or the Advisor unless earlier terminated, as provided herein. This Agreement shall be automatically renewed for additional one (1) year terms unless either party gives written notice to the other party of termination 180 days prior to the expiration of the then current term.

     (b)  The Company also may, at any time, terminate this Agreement:

          (i) immediately upon providing written notice to the Advisor if the Advisor is determined by unanimous vote of all Independent Trustees of the Company, taken after at least fourteen (14) days prior written notice to the Advisor of such vote, to have committed an act of actual fraud, willful malfeasance, or gross negligence relating to its duties and responsibilities under this Agreement or a material breach by the Advisor of its obligations under this Agreement which is not remedied in a reasonable period of time after receipt of written notice from the Independent Trustees specifying such breach ;

          (ii) upon written notice effective immediately, given not earlier than thirty (30) days after the Advisor shall (A) authorize or agree to the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (B) make a general assignment for the benefit of its creditors, or (C) have an involuntary or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or thereafter in effect, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period exceeding sixty
          (60) days.

     (c) Upon any termination of this Agreement by the Company, the Advisor shall, upon the Company's request, cooperate with and assist the Company in finding a new entity to act as advisor to the Company and in assisting the Company with the transition process.

     10. NOTICES. Any notices, instructions or other communications required or contemplated by this Agreement shall be deemed to have been properly given and to be effective upon delivery if delivered in person or sent by telecopier or upon receipt if sent by courier service.

     All such communications to the Company shall be addressed as follows:

                            LaSalle Hotel Properties
                        220 East 42nd Street, Suite 2700
                           New York, New York  10017
                              Attention: President

                           Telecopier: (212) 687-8170

With a copy to:

                                Brown & Wood LLP
                             One World Trade Center
                           New York, New York  10048
                          Attention: Michael F. Taylor
                           Telecopier: (212) 839-5599

     All such communications to the Advisor shall be addressed as follows:

                          LaSalle Hotel Advisors, Inc.
                        220 East 42nd Street, Suite 2700
                           New York, New York  10017
                              Attention: President
                           Telecopier: (212) 687-8170

With copies to:

                               Hagan & Associates
                      200 East Randolph Drive, Suite 4322
                            Chicago, Illinois  60601
                             Attention: R.K. Hagan
                           Telecopier: (312) 228-0982

and;

                         LaSalle Partners Incorporated
                            200 East Randolph Drive
                            Chicago, Illinois  60601
                       Attention: Chief Financial Officer
                           Telecopier: (312) 228-0980

     Either party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 11.

     11. DELEGATION OF RESPONSIBILITIES. Notwithstanding anything contained herein to the contrary, the Advisor may delegate any and all of its responsibilities and obligations under this Agreement to its Affiliates. Any delegation of responsibilities by the Advisor shall not be inconsistent with any express instructions of the Board of Trustees; shall not cause the Company to incur any financial responsibility to the delegee except to the extent specifically permitted under Paragraph 4 and shall not relieve the Advisor of its obligations to the Company with respect to the responsibilities delegated and with respect to which delegated responsibilities the Advisor shall remain liable to the Company.

     12. NONCOMPETE AGREEMENT. The Advisor and its Affiliates shall not invest directly or indirectly or on behalf of others in any hotel properties in the

United States (the "Competitive Hotels"), other than through the Company except for the excluded properties set forth in Exhibit A hereto and except for hotels constituting part of a mixed-use property where less than 40% of the property's NOI is attributable to the hotel. Notwithstanding the foregoing, no Affiliate shall be restricted from acquiring interests directly or indirectly, in Competitive Hotels or providing asset management services with respect to Competitive Hotels to the extent that such Affiliate (i) is a Registered Investment Advisor under the Investment Advisors Act of 1940 and makes such acquisition or gives such advice in the ordinary course of management activities for securities investments, (ii) acquires a company or other entity which owns or provides asset management services with respect to Competitive Hotels, provided (a) it is not a material activity of such company or entity, (b) such company or entity does not engage in activities relating to additional Competitive Hotels, after such acquisition, and (c) the Advisor maintains a "Chinese wall" between employees of the Advisor and those of such company or entity with respect to such activities, or (iii) invests in debt or debt securities, including debt or debt securities which have equity components, to the extent the intention of such Affiliate at the time such investment was made was not to exercise its rights to directly hold such equity or (iv) is engaged in financing, disposition, consulting, development management or facility related (e.g., accounting or engineering) services with respect to Competitive Hotels. For purposes of this Agreement, "material" shall mean twenty percent (20%) of the company's activities.

     13. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISOR. The Advisor represents and warrants to, and covenants and agrees with, the Company as follows:

                (a) The Advisor, taking into account its own personnel and the personnel available to it through its Affiliates, has access to personnel trained and experienced in the business of acquisitions, leasing of hotels asset management, financing, and the ownership and dispositions of hotels, and such other areas as may be necessary and sufficient to enable the Advisor to perform its obligations under this Agreement.

                (b) The Advisor shall comply with all laws, rules, regulations and ordinances applicable to the performance of its obligations under this Agreement.

                (c) Neither the Advisor nor any of its Affiliates is party to or otherwise bound by or, during the term of this Agreement (including any extension thereof), will become party to or otherwise bound by, any agreement that would restrict or prevent (i) except as set forth on Exhibit A attached hereto, the Advisor from performing any obligation contemplated by this Agreement or (ii) the Company from operating its business as proposed to be conducted, including, without limitation, acquiring any Hotel in any geographic market in the United States or any foreign country.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principals thereof.

     15. ENTIRE AGREEMENT. This Agreement reflects the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Advisor with respect to the subject matter hereof.

     16. RELATIONSHIP OF PARTIES. The parties intend that the Advisor shall act as an independent contractor in performing services for the Company hereunder. Nothing contained herein is intended to, or shall be construed to, constitute the Advisor as a partner, joint venturer or agent of the Company.

     17. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall acquire or have any right under, or by virtue of, this Agreement. The Company shall be entitled to assign this Agreement to any successor to all or substantially all of its assets, rights and/or obligations; the Advisor shall have the right to assign this Agreement to any Affiliate (as such term is defined in Section 12.)

     18. AMENDMENT, MODIFICATIONS AND WAIVER. This Agreement hereto shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the parties hereto. The waiver by a party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                            LASALLE HOTEL PROPERTIES

                            By:     ______________________________
                            Name:
                            Title:


                            LASALLE HOTEL
                            OPERATING PARTNERSHIP, L.P.

                            By: LASALLE HOTEL PROPERTIES
                                its general partner

                            By:     ______________________________
                               Name:
                              Title:


                            LASALLE HOTEL ADVISORS, INC.

                            By:     ______________________________
                               Name:
                              Title:

Exhibit A



               Project
      --------------------------

      Hotel Nikko,
      San Francisco, CA
      Orlando Peabody,
      Orlando, FL
      Greensboro Hilton Hotel,
      Greensboro, NC
      Holiday In on the Hill,
      Washington, D.C.
      The Camberly Gunter,
      San Antonio, TX
      The Radisson Charlotte
      Hotel, Charlotte, NC